Exhibit 99.1

Frontdoor Announces First-Quarter 2021 Revenue Increase of 12 Percent to $329 Million

First-Quarter Direct-to-Consumer Revenue Increased 16 Percent

MEMPHIS, TENN. — May 6, 2021 — Frontdoor, Inc. (NASDAQ: FTDR), the nation’s leading provider of home service plans, today announced first-quarter 2021 results.

Financial Results
	Three Months Ended
	March 31,
$ millions (except as noted)	2021	2020	Change
Revenue	$329	$294	12%
Gross Profit	148	147	1%
Net Income	5	13	(63)%
Diluted Earnings per Share	0.06	0.15	(60)%
Adjusted Net Income(1)	9	18	(51)%
Adjusted Diluted Earnings per Share(1)	0.10	0.21	(51)%
Adjusted EBITDA(1)	36	47	(24)%
Home Service Plans (number in millions)	2.25	2.17	4%

First-Quarter 2021 Summary

•	Revenue increased 12 percent to $329 million

•	Gross profit margin of 45 percent

•	Net income of $5 million

•	Adjusted EBITDA of $36 million

•	Completed $100 million discretionary debt repayment in February; available liquidity of $611 million

•	Revenue growth accelerating on strong demand; benefitting from prior direct-to-consumer marketing investments

•	Number of home service plans grew 4 percent to 2.25 million; customer retention expected to improve over remainder of 2021

•	ProConnect on track to meet strategic objectives; advancing Streem integration into operations

Full-Year 2021 Outlook

•	Revenue of $1.63 billion to $1.65 billion

•	Gross profit margin of approximately 48 percent

•	Adjusted EBITDA(2) of $280 million to $300 million

“Frontdoor is off to a strong start in 2021, achieving a new record for quarterly revenue growth since the Spin-off,” said Chief Executive Officer Rex Tibbens. “We are making great progress on delivering sustainable double-digit revenue growth, expanding automation initiatives, leveraging technology to improve the customer experience and accelerating velocity in ProConnect and Streem.”

“I am pleased first quarter Adjusted EBITDA exceeded the top end of our outlook as a result of double-digit revenue growth and lower than expected costs,” said Chief Financial Officer Brian Turcotte. “Our full-year outlook remains unchanged and is predicated on a decline in COVID-19 related service requests in the second half of 2021 and further investments in the business to support our growth objectives.”

First-Quarter 2021 Results

Revenue by Major Customer Channel
	Three Months Ended
	March 31,
$ millions	2021	2020	Change
Renewals	$224	$200	12%
Real estate (First-Year)	57	56	2%
Direct-to-consumer (First-Year)	41	35	16%
Other	8	3	*

Total	$329	$294	12%

*	not meaningful

First-quarter 2021 revenue increased 12 percent over the prior year period. Renewal revenue increased 12 percent due to improved price realization and growth in the number of renewed home service plans. First-year real estate revenue increased two percent, primarily reflecting improved price realization. Due to the annual nature of our home service plan agreements, first-year real estate revenue continues to be impacted by a significant decline in existing U.S. home sales during the second quarter of 2020 as well as a strong home seller’s market that has constrained demand for home service plans. First-year direct-to-consumer revenue increased 16 percent, primarily due to increased investments in marketing that resulted in a higher number of home service plans. Other revenue increased $5 million, primarily as a result of growth in the ProConnect and Streem businesses.

First-quarter 2021 net income was $5 million, or diluted earnings per share of $0.06. Net income declined $8 million from the prior year period due to the operating results described below, offset, in part, by a decrease in the provision for income taxes as a result of lower income before income taxes.

Period-over-Period Adjusted EBITDA(1) Bridge
$ millions
Three Months Ended March 31, 2020	$47
Impact of change in revenue(3)	28
Contract claims costs	(26)
Sales and marketing costs	(5)
Customer service costs	(2)
General and administrative costs	(4)
Other	(1)

Three Months Ended March 31, 2021	$36

First-quarter 2021 Adjusted EBITDA of $36 million was $11 million lower than the prior year period, as $28 million of higher revenue conversion(3) was more than offset by:

•	$26 million of higher contract claims costs in first-quarter 2021 versus prior year, excluding the impact of claims costs related to the change in revenue;

•	$5 million of increased sales and marketing costs, primarily investments to drive growth in the direct-to-consumer channel, ProConnect and Streem;

•	$2 million of higher customer service costs due to a higher number of service requests and investments in customer retention initiatives; and

•	$4 million of higher general and administrative costs due to increased personnel expense and investments in technology.

The $26 million increase in contract claims costs was mainly driven by a higher number of service requests in the appliance and plumbing trades, primarily a result of customers sheltering at home in response to the COVID-19 pandemic, increased cost pressure in the appliance trade due to industry-wide availability challenges and inflation, partially offset by process improvement benefits. Higher costs in the appliance trade were primarily a result of industry-wide parts availability issues that drove additional replacements as well as an overall shortage of new appliances. Contract claims costs also reflect an unfavorable weather impact of approximately $5 million, mainly due to winter storms across the U.S.

Cash Flow

	Three Months Ended March 31,
$ millions	2021	2020
Net cash provided from (used for):
Operating Activities	$52	$60
Investing Activities	(7)	(3)
Financing Activities	(105)	(3)

Cash (decrease) increase during the period	$(59)	$54

Net cash provided from operating activities was $52 million for the three months ended March 31, 2021, $7 million lower than the prior year period primarily due to lower earnings.

Net cash used for investing activities was $7 million for the three months ended March 31, 2021, compared to $3 million for the prior year period.

Net cash used for financing activities was $105 million for the three months ended March 31, 2021, compared to $3 million for the prior year period. The increase was primarily due to a discretionary term loan debt repayment of $100 million in February.

Free Cash Flow was $45 million for the three months ended March 31, 2021, compared to $52 million for the prior year period. The decrease was due to lower cash from operating activities.

Cash at March 31, 2021 was $538 million and included restricted net assets of $175 million and Unrestricted Cash of $363 million.

Available liquidity was $611 million at March 31, 2021, consisting of Unrestricted Cash and $248 million of available borrowing capacity under the revolving credit facility.

Second-Quarter 2021 Outlook

•	Revenue is anticipated to range from $460 million to $470 million, compared to $417 million in the prior year period.

•

Adjusted EBITDA(2) is anticipated to range from $90 million to $105 million, compared to $100 million in the prior year period. Adjusted EBITDA(2) reflects improved revenue growth, higher costs and inflation, an elevated level of service requests and additional investments in marketing and customer service.

Full-Year 2021 Outlook

•	Revenue range remains between $1.63 million to $1.65 million.

•	Continue to target gross margin of approximately 48 percent.

•	Adjusted EBITDA(2) range remains between $280 million and $300 million.

•	Capital expenditures range remains between $35 million and $45 million.

•	Annual effective tax rate remains at approximately 25 percent.

First-Quarter 2021 Earnings Conference Call

Frontdoor has scheduled a conference call today, May 6, 2021, at 3:30 p.m. Central time (4:30 p.m. Eastern time). During the call, Rex Tibbens, Chief Executive Officer, and Brian Turcotte, Chief Financial Officer, will discuss the company’s operational performance and financial results for first-quarter 2021 and respond to questions from the investment community. To participate on the conference call, interested parties should call 1-844-750-4895 (or international participants, 1-421-317-5291). Additionally, the conference call will be available via webcast which will include a slide presentation highlighting the company’s results. To participate via webcast and view the slide presentation, visit Frontdoor’s investor relations home page. The call will be available for replay for approximately 60 days. To access the replay of this call, please call 1-877-344-7529 and enter conference ID 10153843 (international participants: 1-412-317-0088, conference ID 10153843).

About Frontdoor

Frontdoor is a company that’s obsessed with taking the hassle out of owning a home. With services powered by people and enabled by technology, it is the parent company of four home service plan brands: American Home Shield, HSA, Landmark and OneGuard, as well as ProConnect, an on-demand membership service for home repairs and maintenance, and Streem, a technology company that enables businesses to serve customers through an enhanced augmented reality, computer vision and machine learning platform. Frontdoor serves 2.2 million customers across the U.S. through a network of approximately 17,500 pre-qualified contractor firms that employ an estimated 62,000 technicians. The company’s customizable home service plans help customers protect and maintain their homes from costly and unexpected breakdowns of essential home systems and appliances. With 50 years of home services experience, the company responds to over four million service requests annually. For details, visit frontdoorhome.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, in particular, projected future performance and any statements about Frontdoor’s plans, strategies and prospects. Forward-looking statements can be identified by the use of forward-looking terms such as “believe,” “expect,” “estimate,” “could,” “should,” “intend,” “may,” “plan,” “seek,” “anticipate,” “project,” “will,” “shall,” “would,” “aim,” or other comparable terms. These forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. Such risks and uncertainties include, but are not limited to: the impact of the global COVID-19 pandemic; changes in the source and intensity of competition in our market; weakening general economic conditions; the success of our business strategies; our ability to attract, retain and maintain positive relations with third-party contractors and vendors; weather conditions and seasonality; our dependence on labor availability, third-party vendors, including business process outsourcers, and third-party component suppliers; special risks applicable to operations outside the United States by us or our business process outsource providers; lawsuits, enforcement actions and other claims by third parties or governmental authorities; increases in tariffs or changes to import/export regulations; cybersecurity breaches, disruptions or failures in our technology systems and our failure to protect the security of personal information about our customers; increases in parts, appliance and home system prices, and other operating costs; our ability to protect our intellectual property and other material proprietary rights; and the effects of our substantial indebtedness. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this news release. For a discussion of other important factors that could cause Frontdoor’s results to differ materially from those expressed in, or implied by, the forward-looking statements included in this document, you should refer to the risks and uncertainties detailed from time to time in Frontdoor’s periodic reports filed with the SEC, including the disclosure contained in Item 1A. Risk Factors in our 2020 Annual Report on Form 10-K filed with the SEC as such factors may be further updated from time to time in Frontdoor’s periodic filings with the SEC. Except as required by law, Frontdoor does not undertake any obligation to update or revise these forward-looking statements to reflect new information or events or circumstances that occur after the date of this news release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review Frontdoor’s filings with the Securities and Exchange Commission, which are available from the SEC’s EDGAR database at sec.gov, and via Frontdoor’s website at frontdoorhome.com.

Non-GAAP Financial Measures

To supplement Frontdoor’s results presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), Frontdoor has disclosed the non-GAAP financial measures of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income, Adjusted Diluted Earnings per Share, and Unrestricted Cash.

We define “Adjusted EBITDA” as net income before: provision for income taxes; interest expense; depreciation and amortization expense; non-cash stock-based compensation expense; restructuring charges; loss on extinguishment of debt; and other non-operating expenses. We believe Adjusted EBITDA is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by variations in capital structures, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

We define “Free Cash Flow” as net cash provided from operating activities less property additions. Free Cash Flow is not a measurement of our financial performance or liquidity under U.S. GAAP and does not purport to be an alternative to net cash provided from operating activities or any other performance or liquidity measures derived in accordance with U.S. GAAP. Free Cash Flow is useful as a supplemental measure of our liquidity. Management uses Free Cash Flow to facilitate company-to-company cash flow comparisons, which may vary from company to company for reasons unrelated to operating performance.

We define “Adjusted Net Income” as net income before: amortization expense; restructuring charges; loss on extinguishment of debt; other non-operating expenses; and the tax impact of the aforementioned adjustments. We believe Adjusted Net Income is useful for investors, analysts and other interested parties as it facilitates company-to-company operating performance comparisons by excluding potential differences caused by items listed in this definition.

We define “Adjusted Diluted Earnings per Share” as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

We define “Unrestricted Cash” as cash not subject to third-party restrictions. For additional information related to our third-party restrictions, see “Liquidity and Capital Resources — Liquidity” under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2020 Annual Report on Form 10-K filed with the SEC.

See the schedules attached hereto for additional information and reconciliations of such non-GAAP financial measures. Management believes these non-GAAP financial measures provide useful supplemental information for its and investors’ evaluation of Frontdoor’s business performance and are useful for period-over-period comparisons of the performance of Frontdoor’s business. While we believe that these non-GAAP financial measures are useful in evaluating our business, this information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, these non-GAAP financial measures may not be the same as similarly entitled measures reported by other companies.

For further information, contact:

Investor Relations:

Matt Davis

901.701.5199

ir@frontdoorhome.com

Media:

Alison Bishop

901.701.5198

mediacenter@frontdoorhome.com

(1)

See “Reconciliations of Non-GAAP Financial Measures” accompanying this release for a reconciliation of Adjusted EBITDA, Free Cash Flow, Adjusted Net Income and Adjusted Diluted Earnings per Share, each a non-GAAP measure, to the nearest GAAP measure. See “Non-GAAP Financial Measures” included in this release for descriptions of calculations of these measures. Amounts presented in the reconciliations and other tables presented herein may not sum due to rounding.

(2)

A reconciliation of the forward-looking second-quarter and full-year 2021 Adjusted EBITDA outlook to net income cannot be provided without unreasonable effort because of the inherent difficulty of accurately forecasting the occurrence and financial impact of the various adjusting items necessary for such reconciliation that have not yet occurred, are out of our control, or cannot be reasonably predicted. For the same reasons, the company is unable to assess the probable significance of the unavailable information, which could have a material impact on its future GAAP financial results.

(3)	Revenue conversion is calculated using the estimated gross margin impact of new home service plan revenue along with the impact of price changes.

frontdoor, inc.

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,
	2021	2020
Revenue	$329	$294
Cost of services rendered	181	147

Gross Profit	148	147
Selling and administrative expenses	118	105
Depreciation and amortization expense	9	8
Restructuring charges	1	3
Interest expense	13	15
Interest and net investment income	—	(2)
Loss on extinguishment of debt	1	—

Income before Income Taxes	5	17
Provision for income taxes	1	4

Net Income	$5	$13

Other Comprehensive Income (Loss), Net of Income Taxes:
Net unrealized gain (loss) on derivative instruments	7	(15)

Total Comprehensive Income (Loss)	$12	$(2)

Earnings per Share:
Basic	$0.06	$0.15

Diluted	$0.06	$0.15

Weighted-average Common Shares Outstanding:
Basic	85.4	85.1
Diluted	86.0	85.4

frontdoor, inc.

Condensed Consolidated Statements of Financial Position (Unaudited)

(In millions, except share data)

	As of
	March 31,	December 31,
	2021	2020
Assets:
Current Assets:
Cash and cash equivalents	$538	$597
Receivables, less allowance of $2 in each period	4	5
Prepaid expenses and other assets	30	24

Total Current Assets	573	626

Other Assets:
Property and equipment, net	61	60
Goodwill	512	512
Intangible assets, net	167	170
Operating lease right-of-use assets	20	15
Deferred customer acquisition costs	20	19
Other assets	3	3

Total Assets	$1,355	$1,405

Liabilities and Shareholders’ Equity:
Current Liabilities:
Accounts payable	$66	$55
Accrued liabilities:
Payroll and related expenses	19	23
Home service plan claims	85	90
Interest payable	3	9
Other	32	32
Deferred revenue	227	187
Current portion of long-term debt	7	7

Total Current Liabilities	439	403

Long-Term Debt	868	968
Other Long-Term Liabilities:
Deferred taxes	41	38
Operating lease liabilities	23	18
Other long-term obligations	30	40

Total Other Long-Term Liabilities	94	96

Commitments and Contingencies
Shareholders’ Equity:
Common stock, $0.01 par value; 2,000,000,000 shares authorized; 85,680,630 shares issued and 85,679,700 shares outstanding at March 31, 2021 and 85,477,779 shares issued and outstanding at December 31, 2020	1	1
Additional paid-in capital	49	46
Accumulated deficit	(70)	(75)
Accumulated other comprehensive loss	(26)	(33)

Total Deficit	(46)	(61)

Total Liabilities and Shareholders’ Equity	$1,355	$1,405

frontdoor, inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Three Months Ended
	March 31,
	2021	2020
Cash and Cash Equivalents at Beginning of Period	$597	$428
Cash Flows from Operating Activities:
Net Income	5	13
Adjustments to reconcile net income to net cash provided from operating activities:
Depreciation and amortization expense	9	8
Stock-based compensation expense	6	3
Restructuring charges	1	3
Payments for restructuring charges	(1)	(3)
Loss on extinguishment of debt	1	—
Change in working capital, net of acquisitions:
Receivables	1	3
Prepaid expenses and other current assets	1	2
Accounts payable	11	7
Deferred revenue	40	40
Accrued liabilities	(8)	(15)
Accrued interest payable	(6)	(6)
Current income taxes	(8)	4

Net Cash Provided from Operating Activities	52	60

Cash Flows from Investing Activities:
Purchases of property and equipment	(7)	(8)
Purchases of available-for-sale securities	—	(2)
Sales and maturities of available-for-sale securities	—	7

Net Cash Used for Investing Activities	(7)	(3)

Cash Flows from Financing Activities:
Payments of debt	(102)	(2)
Other financing activities	(3)	(1)

Net Cash Used for Financing Activities	(105)	(3)

Cash (Decrease) Increase During the Period	(59)	54

Cash and Cash Equivalents at End of Period	$538	$482

Reconciliations of Non-GAAP Financial Measures

The following table presents reconciliations of net income to Adjusted Net Income.

	Three Months Ended
	March 31,
(In millions, except per share amounts)	2021	2020
Net Income	$5	$13
Amortization expense	3	3
Restructuring charges	1	3
Loss on extinguishment of debt	1	—
Tax impact of adjustments	(1)	(1)

Adjusted Net Income	$9	$18

Adjusted Earnings per Share:
Basic	$0.10	$0.21
Diluted	$0.10	$0.21
Weighted-average common shares outstanding:
Basic	85.4	85.1
Diluted	86.0	85.4

The following table presents reconciliations of net cash provided from operating activities to Free Cash Flow.

	Three Months Ended
	March 31,
(In millions)	2021	2020
Net Cash Provided from Operating Activities	$52	$60
Property Additions	(7)	(8)

Free Cash Flow	$45	$52

The following table presents reconciliations of net income to Adjusted EBITDA.

	Three Months Ended
	March 31,
(In millions)	2021	2020
Net Income	$5	$13
Depreciation and amortization expense	9	8
Restructuring charges	1	3
Provision for income taxes	1	4
Non-cash stock-based compensation expense	6	3
Interest expense	13	15
Loss on extinguishment of debt	1	—

Adjusted EBITDA	$36	$47

Key Business Metrics

	As of March 31,
	2021	2020
Number of home service plans (in millions)	2.25	2.17
Growth in number of home service plans	4%	3%
Customer retention rate(1)	75%	75%

(1)	Customer retention rate is presented on a rolling 12-month basis in order to avoid seasonal anomalies.